EXHIBIT 11
                           RJR NABISCO HOLDINGS CORP.
                       COMPUTATIONS OF EARNINGS PER SHARE
                 (DOLLARS IN MILLIONS EXCEPT PER SHARE AMOUNTS)

                                           YEAR ENDED                   YEAR ENDED                  YEAR ENDED
                                          DECEMBER 31,                 DECEMBER 31,                DECEMBER 31,
                                             1994(A)                     1993(A)                      1992(A)
                                    -------------------------   --------------------------   -------------------------
                                     PRIMARY    FULLY DILUTED   PRIMARY(B)   FULLY DILUTED    PRIMARY    FULLY DILUTED
                                    ---------   -------------   ----------   -------------   ---------   -------------
Average number of common and
 common equivalent shares
 outstanding during the period (in
 thousands):
 Common stock issued and
   outstanding at beginning of
period............................  1,348,011     1,348,011     1,344,649      1,344,649     1,331,659     1,331,659
 Less: shares related to
   unamortized value of restricted
stock.............................     --           --             --            --               (120)         (120)
                                    ---------   -------------   ----------   -------------   ---------   -------------
                                    1,348,011     1,348,011     1,344,649      1,344,649     1,331,539     1,331,539
 Average number of shares of
   common stock issued during the
period............................      3,347         3,347         3,541          3,541        11,835        11,836
 Average number of shares related
   to value of restricted stock
   earned during the period.......        676           676         1,006          1,006            60            60
 Average number of stock options
   outstanding during the period
   and shares issuable under
   performance shares granted.....     12,412        13,628        --              6,217        20,115        20,167
 Average number of shares issuable
   on conversion of redeemable
convertible preferred stock.......     --           --             --             10,498        --            11,203
 Average number of shares issuable
   on conversion of senior
   converting debentures..........     --           --             --              5,548        --            20,203
 ESOP convertible preferred
stock.............................     --            15,468        --             15,610        --            15,625
 Average number of Series C
   Depositary Shares issued during
   the period(C)..................    173,681       173,681        --            --             --           --
                                    ---------   -------------   ----------   -------------   ---------   -------------
 Average number of common and
   common equivalent shares
   outstanding during the period
   (in thousands).................  1,538,127     1,554,811     1,349,196      1,387,069     1,363,549     1,410,633
                                    ---------   -------------   ----------   -------------   ---------   -------------
                                    ---------   -------------   ----------   -------------   ---------   -------------
Net income (loss) applicable to
 common stock:
 Income (loss) before
   extraordinary item.............  $     764     $     764     $      (3 )    $      (3)    $     776     $     776
 Interest on senior converting
debentures (net of income
taxes)............................     --           --             --                 17        --                51
 Preferred stock dividends........       (131)         (116)          (68 )          (43)          (31)      --
 Income tax benefit on ESOP
   convertible preferred stock
dividends.........................     --                (2)       --                 (1)       --                (6)
                                    ---------   -------------   ----------   -------------   ---------   -------------
 Income (loss) before
   extraordinary item applicable
to common stock...................        633           646           (71 )          (30)          745           821
 Extraordinary item--loss on early
   extinguishments of debt, net of
income taxes......................       (245)         (245)         (142 )         (142)         (477)         (477)
                                    ---------   -------------   ----------   -------------   ---------   -------------
 Net income (loss) applicable to
common stock......................  $     388     $     401     $    (213 )    $    (172)    $     268     $     344
                                    ---------   -------------   ----------   -------------   ---------   -------------
                                    ---------   -------------   ----------   -------------   ---------   -------------
Net income (loss) per common and
 common equivalent share:
 Income (loss) before
   extraordinary item.............  $    0.41     $    0.42     $   (0.05 )    $   (0.02)    $    0.55     $    0.58
 Extraordinary item...............      (0.16)        (0.16)        (0.10 )        (0.10)        (0.35)        (0.34)
                                    ---------   -------------   ----------   -------------   ---------   -------------
 Net income (loss)................  $    0.25     $    0.26     $   (0.15 )    $   (0.12)    $    0.20     $    0.24
                                    ---------   -------------   ----------   -------------   ---------   -------------
                                    ---------   -------------   ----------   -------------   ---------   -------------

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(A) The calculations of fully diluted earnings per share are antidilutive;
    therefore, primary earnings per share are used for financial statement purposes. The Board of Directors of Holdings approved a one-for-five reverse split of the Common Stock which will be submitted to Holdings' stockholders for approval at its Annual Meeting in April 1995.
(B) The net loss per common and common equivalent share reported for the year ended December 31, 1993 would have increased by $.19 per share if the weighted average number of shares of Series A Depositary Shares outstanding during the period had been excluded from the earnings per share calculation.
(C) Each Series C Depositary Share represents a one-tenth ownership interest in a share of Series C Preferred Stock of Holdings.